                                                                      Exhibit 12

                                                        Three Months Ended        Nine Months Ended
                                                        -------------------       -----------------
                                                           September 30,             September 30,
                                                           -------------             -------------
                                                          2000         1999       2000         1999
                                                          ----         ----       ----         ----
DETERMINATION OF RATIO OF EARNINGS TO
-------------------------------------
 FIXED CHARGES:
 --------------
Loss before benefit for income taxes                    ($ 2,233)   ($ 2,090)   ($ 4,911)   ($ 3,153)

Fixed charges

             Amortization of deferred financing costs        337         298       1,010         892
             Interest expense                              5,174       4,569      15,396      13,148
                                                         -------     -------     -------     -------
Earnings before fixed charges                              3,278       2,777      11,495      10,887

Fixed charges
             Amortization of deferred financing costs        337         298       1,010         892
             Interest expense                              5,174       4,569      15,396      13,148
                                                         -------     -------     -------     -------
Total fixed charges                                        5,511       4,867      16,406      14,040

Ratio of earnings to fixed charges                          0.59X       0.57X       0.70X       0.78X
                                                         =======     =======     =======     =======

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